                                                                    EXHIBIT 12.1

                       TRW INFORMATION SYSTEMS & SERVICES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                        UNAUDITED
                                                                                                        PRO FORMA
                                                                                          UNAUDITED   THREE MONTHS
                                                                        THREE MONTHS      PRO FORMA       ENDED
                              YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,    YEAR ENDED    MARCH 31,
                      -----------------------------------------------  ----------------  DECEMBER 31, --------------
                        1991        1992     1993     1994     1995     1995     1996        1995      1995    1996
                      --------     -------  -------  -------  -------  -------  -------  ------------ ------  ------
                                             (THOUSANDS OF DOLLARS)
Earnings before
income taxes and
cumulative effect of
accounting changes..  $(13,186)    $66,048  $51,582  $93,054  $86,282  $22,056  $20,628    $15,898    $4,724  $2,577
Minority interest...    (2,908)      2,528    4,327   (2,576)   2,011      199      364        --        --      --
Fixed charges:
  Interest expense..       331         335      174      193      706      105      255     82,909    20,422  20,440
Rentals:
  1/3 of all lease
  rentals...........    10,963      13,248   14,000   14,000   17,000    3,685    4,747     17,000     3,685   4,747
                      --------     -------  -------  -------  -------  -------  -------    -------    ------  ------
    Total fixed
    charges.........    11,294      13,583   14,174   14,193   17,706    3,790    5,002     99,909    24,107  25,187
                      --------     -------  -------  -------  -------  -------  -------    -------    ------  ------
Earnings before
income taxes and
cumulative effect of
accounting changes,
minority interest
and fixed charges...    (4,800)(1)  82,159   70,083  104,671  105,999   26,045   25,994    115,807    28,831  27,764
Ratio of earnings to
fixed charges.......       --          6.1x     4.9x     7.4x     6.0x     6.9x     5.2x       1.2x      1.2x    1.1x
                        UNAUDITED
                        PRO FORMA
                      TWELVE MONTHS
                          ENDED
                        MARCH 31,
                          1996
                      -------------
Earnings before
income taxes and
cumulative effect of
accounting changes..     $13,751
Minority interest...         --
Fixed charges:
  Interest expense..      82,927
Rentals:
  1/3 of all lease
  rentals...........      18,062
                      -------------
    Total fixed
    charges.........     100,989
                      -------------
Earnings before
income taxes and
cumulative effect of
accounting changes,
minority interest
and fixed charges...     114,740
Ratio of earnings to
fixed charges.......         1.1x

(1) Earnings were insufficient to cover fixed charges by $16.1 million in 1991.